Exhibit 10.2

Continental Materials Corporation

Value Creation Incentive Award Agreement

This Award Agreement (this “Agreement”) is made and entered into as of                             (the “Grant Date”) by and between Continental Materials Corporation, a Delaware Corporation (the “Company”), and                             (“you”).

WHEREAS, the Company adopted the Continental Materials Corporation Value Creation Incentive Plan, as it may be amended from time to time (the “Plan”), under which the Company is authorized to grant Awards to certain employees of the Company and its Subsidiaries;

WHEREAS, the Company, in order to motivate you to increase the value of the Company and to continue to dedicate service to the Company, agrees to grant you a Phantom Equity Appreciation Rights Award pursuant to this Agreement;

WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Agreement, as if fully set forth herein, and the terms capitalized but not defined herein shall have the meanings set forth in the Plan; and

WHEREAS, you desire to accept the Phantom Equity Appreciation Rights Award made pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1.                                      Grant of Phantom Equity Appreciation Rights Award. Subject to the conditions set forth below and in the Plan, the Company hereby grants you, effective as of the Grant Date, as a matter of separate inducement but not in lieu of any salary or other compensation for your services with your current Employer on the Grant Date, Continental Materials Corporation (your “Employer”), and future services for the Employer or the Company, an Award consisting of [NUMBER] shares of Phantom Equity Appreciation Rights, the equivalent to a current [PERCENTAGE] ownership interest of your Employer. The Grant Value Basis of your Award is specified and attached hereto as Exhibit A.

2.                                      Vesting.

2.1                               Vesting Schedule. Except as otherwise provided in this Section 2, the number of shares of Phantom Equity Appreciation Rights granted under your Award shall vest in accordance with the following vesting schedule: 20% of your Award shall vest annually on the anniversary of the Grant Date for a period of five (5) years. You will become 100% vested on the fifth (5th) anniversary of the Grant Date, subject to you remaining in the Continuous Service of the Company or a Subsidiary through the vesting date.

2.2                               Restricted Period. With respect to 50% of your Award, the Restricted Period will end on the fifth (5th) anniversary of the Grant Date and will become payable in accordance with Section 4 below and calculated based on the Phantom Equity Appreciation Rights Value of

Company as determined on the fifth (5th) anniversary of the Grant Date. The other 50% of your Award will be paid out over a period of three (3) years following the fifth (5th) anniversary, one-third (1/3) of the remaining 50% of your Award to be paid to you annually, on the anniversary of the date of your first payment. The remaining 50% of your award will be valued annually, and will be based on the Phantom Equity Appreciation Rights Value of Company determined as of the year each portion of the remaining 50% of your Award is to be paid to you, subject to and in accordance with the terms of the Plan and this Agreement.

2.3                               Accelerated Vesting / Lapse of Restricted Period. Notwithstanding Sections 2.1 or 2.2 above, you shall become 100% vested in your Account and any Restricted Period shall end upon the occurrence of (a) your death, (b) your Disability, or (c) a Change of Control of your Employer, provided, that, in each case, you are employed by the Company or a Subsidiary on the date of such vesting event. For purposes of this distribution of your Account pursuant to Section 3, your death, Disability or Change in Control of your Employer will be the Distribution Event.

2.4                               Forfeitures. Notwithstanding any other provision contained herein, your Account shall be forfeited if your employment is terminated for Cause or you violate any of the terms of this Agreement or the Plan, including, but not limited to, any confidentiality, non-solicitation, and non-competition requirements. In the event your employment is terminated, the Committee, in its sole discretion, may award you a pro rata share of your Award, the value of which will be equal to the most recent annual valuation done by the Committee preceding your date of termination, subject to section 4.1(c) below.

3.                                      Distribution Events. You will be entitled to receive a distribution of your vested Account balance, subject to the terms and conditions of the Plan and this Agreement, on the first to occur of the following Distribution Events:

(a)                                 Your death;

(b)                                 Your Disability;

(c)                                  Your Termination of Employment;

(d)                                 The end of the Restricted Period; or

(e)                                  The occurrence of a Change of Control of your Employer.

In the event your Account is subject to a Restricted Period which terminates at different times with respect to different percentages of your Account (e.g. the Restricted Period terminates on the 5th anniversary of the Grant Date with respect to 50% of the amount credited to your Account and thereafter, the remaining 50% will be subject to another Restricted Period, where one-third (1/3) of the remaining 50% of the Award shall paid to you annually, on the anniversary of your first payment date, over a period of three (3) years), each portion of your Account that is subject to a different Restricted Period will be treated as a separate Award for purposes of this Section 3 and for purposes of determining the timing of payment and any deferral of such Award.

In the event your Termination of Employment is the Distribution Event, your unvested Account balance will be forfeited upon the occurrence of such Distribution Event, subject to the terms and conditions of this Agreement.

4.                                      Payment of Account.

4.1                               Payment of Vested Account. Amounts payable to you pursuant to the vested amount credited to your Account will be made as follows, in cash, unless you have elected to defer receipt of a portion of the amount credited under your Account in accordance with Section 5:

(a)                                 Death or Disability. In the event your Distribution Event is your death or your Disability, all vested Amounts credited to your Account will be payable to you, or in the vent of your death, your Beneficiary, in a lump sum, within sixty (60) days following your death or Disability. In the event the sixty-day payment period following your death or Disability spans two calendar years, payment will be made to you or your Beneficiary in the later calendar year.

(b)                                 Change of Control. In the event that your Distribution Event is the occurrence of a Change of Control of your Employer, all vested Amounts credited to your Account will be payable to you on the seventy-fifth (75th) day of the Plan Year following the Plan Year in which the Change of Control of your Employer occurred, but in no event later than December 31st of the Plan Year following the Plan Year in which the Change of Control of your Employer occurred.

(c)                                  Termination of Employment. In the event your Distribution Event is your Termination of Employment, all vested Amounts credited to your Account will be payable to you in two equal installment payments, with (i) the first installment payment paid to you on the seventy-fifth (75th) day of the Plan Year following the Plan Year in which your Termination of Employment occurred, but in no event later than December 31st of such Plan Year, (ii) and the second installment paid to you on the first anniversary of the payment date of the first installment payment, but in no event later than December 31st of such year. In the event the payment date of the first installment payment is delayed as required under paragraph 4.1(e) below, the second installment payment will be paid on the first anniversary of the actual payment date of the first installment payment.

(d)                                 End of Restricted Period. In the event your Distribution Event is the end of the Restricted Period, all vested Amounts payable with respect to the end of the applicable Restricted Period credited to your Account will be payable to you in installment payments, the first 50% of the value of your Account to be paid on or before the ninetieth (90th) day of the Plan Year in which the last day of the Restricted Period occurred, but in no event later than December 31st of such Plan Year, and thereafter, 1/3 of the remaining 50% of the value of your Account will be paid to you annually over a period of three (3) years, on the anniversary of the payment date of the first installment payment, but in no event later than December 31st of such year. In the event the payment date of the first installment payment is delayed as required under paragraph 4.1(e) below, the subsequent installment payments will be paid on the anniversary of the actual payment date of the first installment payment.

(e)                                  Delayed Payment for Specified Employee. In the event you are deemed a Specified Employee under Section 409A of the Code, the payment of any amount payable pursuant to an Award as a result of your Termination of Employment will not begin before the six month anniversary of your Termination of Employment (or, if earlier, in the event of your death during such six month period). In the event a payment is scheduled to be paid on a date prior to the six month anniversary of your Termination of Employment, such payment will be made on the first day of the seventh month following the month in which your Termination of Service occurs.

4.2                               Payment Delay. Notwithstanding any provision of this Agreement, to the extent permitted by Section 409A of the Code, payments will be delayed if making the payment on the Payment Date would jeopardize the ability of the Company to continue as a going concern, including causing the Company to become insolvent or causing the Company to violate any of its bank covenants. If payment is delayed, payment will be made during the first taxable year in which making the payment would not jeopardize the Company.

5.                                      Deferral of Payment.

5.1                               Deferral of Payment. You may elect to defer receipt of some or all of the amounts payable pursuant to your Award for a period of five (5) years by filing a written election with the Committee at least one year in advance of the date as of which payment of your Award would otherwise commence.

5.2                               Time of Election. The date on which a deferral election is submitted to the Committee must be at least twelve (12) months prior to the date on which payment is scheduled to commence pursuant to the terms of this Agreement.

5.3                               Effect of Election. A deferral election will be irrevocable once it is received by the Committee and will not become effective until twelve (12) months after the election is submitted to the Committee. In the event a Distribution Event occurs triggering payment to be made within the twelve-month period prior to the deferral election becoming effective, the deferral election will not be given effect and such payment will be made pursuant to the originally scheduled payment date(s).

5.4                               Date of Payment under Modified Payment Schedule. Pursuant to your deferral election, you must defer receiving any payment of amounts payable pursuant to this Award for five (5) years from the date payment would have begun under the original payment schedule pursuant to Section 4 above (“Deferral Period”).

5.5                               Value Determination of Deferred Payment. At the time you make your deferral election in accordance with this Section 5, you may choose between two valuation methods to govern how the value of your Award will be determined during the Deferral Period. In the event you do not make an election regarding how the value of your Account will be determined during the Deferral Period, the value will be based on the Phantom Equity Appreciation Rights Value of Company method outlined in Section 5.5(a) below.

5.5(a)                Value Based on Phantom Equity Appreciation Rights Value of Company. You may elect to continue to have the value of your Award tied to the Fair

Market Value of the Company and be based on the Phantom Equity Appreciation Rights Value of Company during the Deferral Period. If you elect this valuation method, the value of your Award will continue to be based upon the most recently determined Phantom Equity Appreciation Rights Value of Company as of the date an amount is payable to you pursuant to your deferral election made in accordance with this Section 5.

5.5(b)                Value Based on Deferred Compensation Plan. You may elect to have the value of your Account allocated to your account under the Company Deferred Compensation Plan (“Deferred Plan”), executed on January 1, 2019 (“Deferred Account”), and adjusted during the Deferral Period based upon the valuation provisions of the Deferred Plan for you Deferred Account.

5.6                               Deferral of Payment Due to Company’s Financial Distress. Notwithstanding anything in this Agreement, to the extent permitted by Section 409A of the Code, amounts payable pursuant to an Award will be delayed if making the payment on the Payment Date specified herein would jeopardize the ability of the Company to continue as a going concern, including causing the Company to become insolvent or causing the Company to violate any of its bank covenants. If a payment is delayed pursuant to this Section 5.7, payment will be made during the first taxable year in which making the payment would not jeopardize the Company.

6.                                      Non-Disclosure; Non-Solicitation; Non-Competition. The receipt of this Award will be conditioned upon your execution of a non-disclosure, non-solicitation and non-compensation agreement with the Company or your Employer, as applicable, in the form provided to you by your Employer. The failure to timely execute and return any such agreement will result in the forfeiture of this Award.

7.                                      Payment of Taxes. Awards shall be distributed to you in cash, reduced by applicable employment and withholding taxes. Notwithstanding any action the Company or a Subsidiary takes with respect to withholding and payment of taxes, you are ultimately responsible for the payment of all taxes associated with the Award.

8.                                      Right of the Company and Subsidiaries to Terminate Services. Nothing in this Agreement confers upon you any right to continue in the employ or service of the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time, with or without notice, and with or without Cause.

9.                                      Recoupment. Notwithstanding any other provision of this Agreement, your Award may be subject to recoupment pursuant to the terms of Section 14 of the Plan.

10.                               Blackout Period. Notwithstanding any other provision of the Plan or this Agreement to the contrary, you will be subject to a “blackout period” for the 30-day period during which the Committee will be conducting an annual valuation to determine the Phantom Equity Value and Phantom Equity Appreciation Rights Value of Company, as specified in Section 3.29 and Section 3.31 of the Plan, or any other such blackout period as may be necessary under applicable law. During this blackout period, you are prohibited from buying, selling or otherwise trading in securities of the Company until the end of the 30-day period, or other such blackout period as may be necessary under applicable law.

11.                               Alternative Dispute Resolution. You and your Employer agree that any controversy or claim arising out of or related to your entitlement to payment under the Plan and this Agreement or Employer’s entitlement to recoupment under the Plan and this Agreement shall be settled by arbitration in Chicago, Illinois, before a single arbitrator administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules (the “Employment Rules”). The Employment rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law and references herein to any arbitration rule(s) shall be construed as referring to such rule(s) as amended or renumbered from time to time and to any successor rules. You agree that any such arbitration will proceed, if your Employer or the Company so desires. References to the AAA include any successor organization. The arbitrator shall have the authority to award all remedies available under applicable law. Prior to proceeding to arbitration, you and your Employer agree that you will attempt to resolve any disputes through mediation using a mediator mutually agreeable to you and your Employer.

12.                               No Liability for Good Faith Determination. All determinations, interpretations and constructions made by the Company or Committee will not be subject to review by any person and will be final, binding and conclusive on all persons.

13.                               No Guarantee of Interests. The Committee and the Company do not guarantee the Phantom Equity Appreciation Rights from loss or depreciation.

14.                               Adjustments. The Award shall be subject to adjustment in accordance with Section 11 of the Plan.

15.                               Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors.

16.                               Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees, and distributes, and upon the Company, its Subsidiaries, its successors, and assigns.

17.                               Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable, and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

18.                               Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

19.                               Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Illinois, without giving any effect to any conflict of law provisions thereof, except to the extent preempted by Federal law.

20.                               Amendment and Termination. This Agreement may be amended or terminated by the Committee at any time; provided, that, no amendment or termination that adversely affects your rights with respect to the amounts in your Account shall be made without your consent. No payment of benefits shall be made upon termination of the Plan unless requirements of Section 409A of the Code have been met.

21.                               No Waiver. The Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision or right under this Agreement.

22.                               Section 409A. The Company intends that the Plan and this Agreement comply with the requirements of Section 409A of the Code to the extent applicable and they shall be operated and interpreted consistent with that intent. No provision of the Plan or this Agreement will be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A of the Code from you or any other individual to the Company or the Subsidiaries or other Affiliates of the Company.

23.                               Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the parties.

24.                               Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

25.                               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

26.                               Acknowledgement; Release. You acknowledge and agree that: (a) you are not relying upon any written or oral statement or representation of the Company, any Subsidiary or Affiliates, or any of their respective employees, directors, officers, attorneys, or agents (collectively, the “Company Parties”) regarding the tax effects associated with your execution of this Agreement and your receipt, and ultimate distribution, of the Award; and (b) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of professionals of your choice with whom you have consulted. You hereby release, acquit, and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with your execution of this Agreement and your receipt, and ultimate distribution, of the Award.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Continental Materials Corporation

By:

Name:

Title:

[PARTICIPANT’S NAME]

By:

EXHIBIT A

Grant Value Basis of your Award as of the Grant Date: